EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Second Quarter 2019 Financial Results and Provides Corporate Update

–	Continued enrollment and dose escalation of Phase 1 trial for HPN424, Harpoon’s lead TriTAC product candidate in development for the treatment of prostate cancer
–	Initiated Phase 1/2a clinical trial for HPN536, Harpoon’s second TriTAC product candidate
–	IND submission for HPN217 for the treatment of multiple myeloma expected by year end followed by Phase 1 clinical trial initiation in the first quarter of 2020

SOUTH SAN FRANCISCO, Calif., August 5, 2019 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the second quarter and six months ended June 30, 2019 and provided a corporate update.

“I am pleased with the exciting progress Harpoon has made so far in 2019 with two T cell engagers, HPN424 and HPN536, in the clinic as planned,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “The dose escalation portion of the clinical trial for our lead product candidate, HPN424, continues to advance and we expect to present an interim dataset during the first half of 2020 at an appropriate medical meeting. Our confidence in our TriTAC platform continues to solidify as we learn more about its capabilities and promise.”

“Consistent with the TriTAC mechanism of action, we observed T cell activation and cytokine induction with HPN424 treatment, which prompted us to explore the use of dexamethasone as a premedication to limit potential adverse events,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon Therapeutics.   “We have found that the addition of weekly dexamethasone premedication, tapered over several weeks, has successfully limited adverse events. When patients completed the scheduled taper, they continued to receive weekly HPN424, without dexamethasone, with no complications observed thus far. This strategy has allowed us to proceed with dose escalations of HPN424 and further advance this promising potential therapy.”

Second Quarter 2019 Business Highlights and Other Recent Developments

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HPN424, Harpoon’s lead product candidate in development as a potential treatment for prostate cancer, continues to enroll patients in a Phase 1 clinical trial.  The treatment regimen has been modified to include premedication with dexamethasone, tapered over several weeks.  Several patients have completed the scheduled taper, and have successfully continued treatment with HPN424 in the absence of dexamethasone.   Enrollment is ongoing, with patients now being treated in the seventh dose-escalation cohort.  Pharmacokinetics observed to date continue to support once-weekly dosing of HPN424.  Harpoon plans to present interim results at a medical meeting in the first half of 2020.

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In April, Harpoon advanced its second TriTAC, HPN536, a mesothelin-targeting T cell engager, into the clinic and dosed the first patient in a Phase 1/2a clinical trial for ovarian and other mesothelin-expressing solid tumors. Patient enrollment continues as planned and two dosing cohorts have been completed. The study consists of two phases, an initial dose escalation phase of approximately 20 ovarian cancer patients, followed by an expansion phase of up to three additional parallel cohorts of 20 patients each with ovarian, pancreatic and mesothelioma cancer. The study is collecting data to evaluate the safety, tolerability, pharmacokinetics and activity of HPN536. For additional information about the trial, please visit clinicaltrials.gov using the identifier NCT03872206.

Anticipated Milestones

•	HPN424 – present interim Phase 1 data in the first half of 2020 at a medical conference and initiate expansion cohort in 2020
•	HPN536 – present proof of concept data in 2020
•	HPN217 – submit IND by the end of 2019 and initiate Phase 1 trial in the first quarter of 2020
•	HPN328 – initiate Phase 1 trial in 2020

Second Quarter Financial Results

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Harpoon Therapeutics ended the second quarter of 2019 with $133.9 million in cash, cash equivalents, and marketable securities compared to $89.5 million as of December 31, 2018. The increase was due to approximately $71 million in net proceeds from Harpoon’s initial public offering, completed in February 2019, partially offset by cash used in operations.

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Net loss for the second quarter ended June 30, 2019 was $11.8 million compared to $6.0 million for the second quarter ended June 30, 2018. The net loss for the six months ended June 30, 2019 was $25.4 million compared to $10.9 million in the first six months of the prior year.

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Revenue for the second quarter of 2019 was $1.1 million compared to $1.1 million for the second quarter of 2018. For the six months ended June 30, 2019, revenue was $2.1 million compared to $2.6 million for the six months ended June 30, 2018. For the six months ended June 30, 2019, the decrease was due to an upfront payment of $0.5 million recognized in the first quarter of 2018 related to our license agreement with Werewolf Therapeutics, Inc. During both the three and six month periods, revenue primarily consisted of the amortized portion of the deferred $17.0 million upfront payment received in October 2017 under the collaboration agreement with AbbVie.

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Research and development (R&D) expense for the second quarter of 2019 was $10.0 million compared to $6.2 million for the second quarter of 2018. For the six months ended June 30, 2019, R&D expense was $19.4 million, compared to $11.7 million for the six months ended June 30, 2018. The increase for both periods primarily arose from clinical development expenses and an increase in personnel-related expenses, which included conducting preclinical studies, the continuation of the clinical trials for HPN424 and HPN536, and manufacturing activities for four TriTAC product candidates in various stages of development.

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General and administrative (G&A) expense for the second quarter of 2019 was $3.7 million compared to $1.0 million for the second quarter of 2018. G&A expense for the six months ended June 30, 2019 was $9.6 million compared to $1.9 million for the six months ended June 30, 2018. The increase for both periods was due to an increase in consulting and accounting services primarily related to the 2018 audit, legal fees, headcount, and other professional services to support our ongoing operations as a public company.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC™) platform, Harpoon is developing a pipeline of novel T cell engagers, or TriTACs, initially focused on the treatment of solid tumors and hematologic malignancies. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the timing of IND submissions, the progress, timing, scope and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, and the timing of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Collaboration and license revenue	$1,063	$1,063	$2,126	$2,626
Total revenue	1,063	1,063	2,126	2,626
Operating expenses
Research and development	9,971	6,151	19,353	11,684
General and administrative	3,734	967	9,566	1,949
Total operating expenses	13,705	7,118	28,919	13,633
Loss from operations	(12,642)	(6,055)	(26,793)	(11,007)
Interest income	840	66	1,416	139
Other expense	(15)	(5)	(19)	(7)
Net loss	(11,817)	(5,994)	(25,396)	(10,875)
Other comprehensive loss:
Net unrealized gain on marketable securities	84	—	110	—
Comprehensive loss	$(11,733)	$(5,994)	$(25,286)	$(10,875)
Net loss per share, basic and diluted	$(0.49)	$(5.89)	$(1.30)	$(10.95)
Weighted-average shares used in computing net loss per share, basic and diluted	24,294,211	1,017,336	19,548,600	993,418

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2019	December 31, 2018
	(in thousands)
Assets:
Cash, cash equivalents, and marketable securities	$133,884	$89,493
Total assets	157,016	102,580
Total liabilities	34,543	26,482
Total convertible preferred stock	—	129,577
Total stockholders' equity (deficit)	122,473	(53,479)

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